UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                   iPCS, Inc.

                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                    44980Y305
                                 (CUSIP Number)

                                December 31, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               Page 1 of 24 Pages

CUSIP No. 44980Y305                 13G/A               Page 2 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES      -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 3 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 4 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.

-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 5 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Crimson, LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 6 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES      -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 7 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 8 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Multi-Strategy Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 9 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 10 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Asia Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 11 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 12 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 13 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 14 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 15 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 16 of 24 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    780,968
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    780,968
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            780,968
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            8.93%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44980Y305                 13G/A               Page 17 of 24 Pages


          This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G filed on August 20, 2004 (the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share (the "Common Stock") of iPCS, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the
Schedule 13G. This Amendment amends and restates items 2, 4 and 8 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

          Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          RCG Carpathia Master Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

          SPhinX Distressed (RCG Carpathia), Segregated Portfolio
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company

          RCG Crimson, LP
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          RCG Halifax Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

          Ramius Master Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

          RCG Multi-Strategy Master Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

CUSIP No. 44980Y305                 13G/A               Page 18 of 24 Pages


          Ramius Securities, L.L.C.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          RCG Asia Advisors, LLC
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          Ramius Advisors, LLC
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          C4S & Co., L.L.C.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          Peter A. Cohen
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

          Morgan B. Stark
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

          Thomas W. Strauss
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

          Jeffrey M. Solomon
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned:

              As of December 31, 2004, each Reporting Person may have been deemed the beneficial owner of (i) 674,124 shares of Common Stock owned by RCG

CUSIP No. 44980Y305                 13G/A               Page 19 of 24 Pages


Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia"), (ii) 80,774 shares of Common Stock owned by SPhinX Distressed (RCG Carpathia), Segregated Portfolio ("SPhinX"), a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company (the "Fund"), (iii) 6,600 shares of Common Stock owned by RCG Crimson, LP, a Delaware limited partnership ("Crimson"), (iv) 3,854 shares of Common Stock owned by RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax"), (v) 2,679 shares of Common Stock owned by Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund"), (vi) 1,237 shares of Common Stock owned by RCG Multi-Strategy Master Fund, Ltd., a Cayman Islands company ("Multi-Strategy") and (vii) 11,700 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

                   Note: The Fund is an index fund which invests in various securities. Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital") is (i) the investment advisor of SPhinX, Carpathia and Halifax and has the power to direct some of the affairs of SPhinX, Carpathia and Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock and (ii) the general partner of Crimson. RCG Asia Advisors, LLC, a Delaware limited liability company ("RCG Asia") is the investment advisor of Multi-Strategy and has the power to direct some of the affairs of Multi-Strategy, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") is the investment advisor of Ramius Master Fund and has the power to direct some of the affairs of Ramius Master Fund, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. RCG Asia and Ramius Advisors are wholly-owned subsidiaries of Ramius Capital. Ramius Securities is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Carpathia, SPhinX, Crimson, Halifax, Ramius Master Fund, Multi-Strategy and Ramius Securities and the filing of this Amendment shall not be construed as an admission that any such person is the beneficial owner of any such securities.

          (b)      Percent of class:

                   Approximately 8.93% as of December 31, 2004. (Based on the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004, there were 8,744,164 shares of Common Stock issued and outstanding as of December 24, 2004.)

          (c)      Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote

                         0

                   (ii)  Shared power to vote or to direct the vote

                         780,968 shares of Common Stock.

CUSIP No. 44980Y305                 13G/A               Page 20 of 24 Pages


                   (iii) Sole power to dispose or to direct the disposition of

                         0

                   (iv)  Shared power to dispose or to direct disposition of

                         780,968 shares of Common Stock.

Item 8.   Identification and Classification of Members of the Group

        See Exhibit I

CUSIP No. 44980Y305                 13G/A               Page 21 of 24 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 11, 2005

RAMIUS CAPITAL GROUP, LLC               RCG CARPATHIA MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                   By: Ramius Capital Group, LLC,
    as Managing Member                       its Investment Advisor

By: /s/ Jeffrey M. Solomon               By: C4S & Co., L.L.C.,
   -------------------------------           as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member
                                         By: /s/ Jeffrey M. Solomon
                                             ----------------------------------
                                             Name:  Jeffrey M. Solomon
                                             Title: Managing Member

SPhinX Distressed (RCG Carpathia),       RCG CRIMSON, LP
Segregated Portfolio
                                         By: Ramius Capital Group, LLC,
By: Ramius Capital Group, LLC,               its General Partner
    its Portfolio Manager
                                         By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                       as Managing Member
    its Managing Member

                                         By: /s/ Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                   ----------------------------------
    -------------------------------          Name:  Jeffrey M. Solomon
    Name:  Jeffrey M. Solomon                Title: Managing Member
    Title: Managing Member


RCG HALIFAX FUND, LTD.                   RAMIUS MASTER FUND, LTD.

By: Ramius Capital Group, LLC,           By: Ramius Advisors, LLC,
    its Investment Advisor                   its Investment Advisor

By: C4S & Co., L.L.C.,                   By: Ramius Capital Group, LLC,
    as Managing Member                       its Managing Member

By: /s/ Jeffrey M. Solomon               By: C4S & Co., L.L.C.,
    -------------------------------          as Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member
                                         By: /s/ Jeffrey M. Solomon
                                             ----------------------------------
                                             Name:  Jeffrey M. Solomon
                                             Title: Managing Member

CUSIP No. 44980Y305                 13G/A               Page 22 of 24 Pages


RAMIUS ADVISORS, LLC                     RCG MULTI-STRATEGY MASTER FUND, LTD.

By: Ramius Capital Group, LLC,           By: RCG Asia Advisors, LLC,
    its Managing Member                      its Investment Advisor

By: C4S & Co., L.L.C.,                   By: Ramius Capital Group, LLC,
    as Managing Member                       its Managing Member

By: /s/ Jeffrey M. Solomon               By: C4S & Co., L.L.C.,
    ------------------------------           as Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member
                                         By: /s/ Jeffrey M. Solomon
                                             ----------------------------------
                                             Name:  Jeffrey M. Solomon
                                             Title: Managing Member


RCG ASIA ADVISORS, LLC                   RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, LLC,           By: Ramius Capital Group, LLC,
    its Managing Member                      its Managing Member

By: C4S & Co., L.L.C.,                   By: C4S & Co., L.L.C.,
    as Managing Member                       its Managing Member

By: /s/ Jeffrey M. Solomon               By: /s/ Jeffrey M. Solomon
    ------------------------------           ----------------------------------
    Name:  Jeffrey M. Solomon                Name:  Jeffrey M. Solomon
    Title: Managing Member                   Title: Managing Member


C4S & CO., L.L.C.                        PETER A. COHEN

By: /s/ Jeffrey M. Solomon
    ------------------------------
    Name:  Jeffrey M. Solomon
    Title: Managing Member               /s/ Peter A. Cohen
                                         --------------------------------------

MORGAN B. STARK                          THOMAS W. STRAUSS



/s/ Morgan B. Stark                      /s/ Thomas W. Strauss
-----------------------------------       -------------------------------------


JEFFREY M. SOLOMON



/s/ Jeffrey M. Solomon
----------------------------------

CUSIP No. 44980Y305                 13G/A               Page 23 of 24 Pages


                                                                      EXHIBIT I

                             JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement and all amendments thereto, is made on behalf of each of them.

          IN WITNESS WHEREOF, the undersigned hereby executed this agreement on February 11, 2005.

RAMIUS CAPITAL GROUP, LLC                RCG CARPATHIA MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                   By: Ramius Capital Group, LLC,
    as Managing Member                       its Investment Advisor

By: /s/ Jeffrey M. Solomon               By: C4S & Co., L.L.C.,
    ------------------------------           as Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member
                                         By: /s/ Jeffrey M. Solomon
                                             ----------------------------------
                                             Name:  Jeffrey M. Solomon
                                             Title: Managing Member


SPhinX Distressed (RCG Carpathia),       RCG CRIMSON, LP
Segregated Portfolio
                                         By: Ramius Capital Group, LLC,
By: Ramius Capital Group, LLC,               its General Partner
    its Portfolio Manager
                                         By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                       as Managing Member
    its Managing Member
                                         By: /s/ Jeffrey M. Solomon
                                             ----------------------------------
By: /s/ Jeffrey M. Solomon                   Name:  Jeffrey M. Solomon
    ------------------------------           Title: Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member


RCG HALIFAX FUND, LTD.                   RAMIUS MASTER FUND, LTD.

By: Ramius Capital Group, LLC,           By: Ramius Advisors, LLC,
    its Investment Advisor                   its Investment Advisor

By: C4S & Co., L.L.C.,                   By: Ramius Capital Group, LLC,
    as Managing Member                       its Managing Member

By: /s/ Jeffrey M. Solomon               By: C4S & Co., L.L.C.,
    ------------------------------           as Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member
                                         By: /s/ Jeffrey M. Solomon
                                             ----------------------------------
                                             Name:  Jeffrey M. Solomon
                                             Title: Managing Member

CUSIP No. 44980Y305                 13G/A               Page 24 of 24 Pages


RAMIUS ADVISORS, LLC                     RCG MULTI-STRATEGY MASTER FUND, LTD.

By: Ramius Capital Group, LLC,           By: RCG Asia Advisors, LLC,
    its Managing Member                      its Investment Advisor

By: C4S & Co., L.L.C.,                   By: Ramius Capital Group, LLC,
    as Managing Member                       its Managing Member

By: /s/ Jeffrey M. Solomon               By: C4S & Co., L.L.C.,
    ------------------------------           as Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member
                                         By: /s/ Jeffrey M. Solomon
                                             ----------------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Managing Member


RCG ASIA ADVISORS, LLC                   RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, LLC,           By: Ramius Capital Group, LLC,
    its Managing Member                      its Managing Member

By: C4S & Co., L.L.C.,                   By: C4S & Co., L.L.C.,
    as Managing Member                       its Managing Member

By: /s/ Jeffrey M. Solomon               By: /s/ Jeffrey M. Solomon
    ------------------------------           ----------------------------------
    Name:  Jeffrey M. Solomon                Name:  Jeffrey M. Solomon
    Title: Managing Member                   Title: Managing Member


C4S & CO., L.L.C.                        PETER A. COHEN

By: /s/ Jeffrey M. Solomon
    ------------------------------
    Name:  Jeffrey M. Solomon
    Title: Managing Member               /s/ Peter A. Cohen
                                         --------------------------------------


MORGAN B. STARK                          THOMAS W. STRAUSS



/s/ Morgan B. Stark                      /s/ Thomas W. Strauss
----------------------------------       --------------------------------------


JEFFREY M. SOLOMON



/s/ Jeffrey M. Solomon
----------------------------------